Exhibit 99.1

Thomas L. Harrison, LH.D., Joins rVue, Inc. Board of Directors

Key Marketing Communications Leader Supports Digital Out of Home Innovation

FRANKLIN PARK, Ill.--(BUSINESS WIRE)--rVue, Inc. (OTCBB: RVUE), the premier advertising technology platform for digital out of home media, announced today that Thomas L. Harrison has been appointed to the Board of Directors, effective September 19th, 2013.

Thomas L. Harrison is Chairman Emeritus of the Diversified Agency Services division of marketing communications holding company Omnicom Group, Inc. (NYSE: OMC). Under Mr. Harrison’s leadership, Diversified Agency Services became the industry’s largest group of strategically aligned, specialty marketing and communications agencies worldwide. The division includes such well-known brands as Fleishman-Hillard, Ketchum, Porter Novelli, The Promotion Network, RAPP, The Marketing Arm, The CDM Group, CPM, Siegel+Gale, and Hall & Partners. Mr. Harrison is also the co-founder and former CEO of Harrison & Star, one of the premier medical advertising agencies, also under Omnicom’s DAS banner.

Mr. Harrison is a Fellow of the New York Academy of Medicine, a Governor of the New York Academy of Sciences, partner and board member in Dipexium Pharmaceuticals, and a Trustee of the Kent Preparatory School. He holds a Doctor of Humane Letters and a Master of Science degree from West Virginia University, as well as a Bachelor of Science degree from Shepherd University.

On joining the rVue Board of Directors, Mr. Harrison commented: “It is no secret that digital platforms offer significant opportunities to pinpoint consumers when and where they are engaged on their purchasing journey. The digital landscape is continuously proliferating and digital out of home is one of the most unique, most relevant brand growth media available to the marketer today. It is evolving to provide consumer/brand engagement and to magnetize consumers around brands that they want and need. I am excited to have been selected to participate on the rVue board at a time when we can collectively steer the growth of the company."

“Tom Harrison has the leadership record and entrepreneurial mindset that drives marketing communications today,” said Mark Pacchini, Chief Executive Officer of rVue, Inc. “His vision for marketing communications, and his success in building one of the world’s most successful such operations, will help rVue drive the adoption of digital out of home media among leading marketers.”

About rVue, Inc.

rVue, Inc. is an advertising technology company providing the digital distribution platform for the Digital Out of Home Advertising industry. The company connects over 900,000 digital screens across 210 networks delivering access to 250 million daily impressions in one simple platform. Backed by the industry’s most intuitive and intelligent platform, rVue has the technology, data and expertise to connect brands and targeted consumers where and when it matters most. For more information please visit http://www.rVue.com.

Contacts

rVue, Inc.
Dean Peterson, 312-219-8835

Release Summary

Thomas L. Harrison, LH.D., Joins rVue, Inc. Board of Directors

Contacts

rVue, Inc.
Dean Peterson, 312-219-8835